BALSAM VENTURES AND NORPAC TECHNOLOGIES
SIGN EXTENSION AGREEMENT

Vancouver, B.C., January 16, 2006, Balsam Ventures, Inc. (OTCBB: BLSV/Berlin BB: BV7) (“Balsam”) and NorPac Technologies, Inc. (OTCBB: NRPT) (“NorPac”), jointly announced today that, they have mutually agreed to amend the Exclusive License Agreement dated as of November 30, 2003, whereby Balsam was granted a license to market NorPac’s proprietary self-chilling beverage container technology to beverage producers and brand owners in both the European Union Countries (the “EU”) and The Peoples Republic Of China (the “PRC”), by extending the date on which Balsam is required to begin paying guaranteed minimum monthly royalties from January 15, 2006 to January 15, 2007.

In consideration for NorPac granting this extension, Balsam agreed to issue 500,000 shares of its common stock, and pay $20,000 to NorPac on or before January 31, 2006. The sum total of the consideration granted to NorPac by Balsam is approximately equal to the minimum monthly royalty payments for a one year period. All of the other terms, covenants and conditions of the Exclusive License Agreement remain unchanged and in full force and effect, except as modified by the Extension Agreement.

Balsam is the owner of the exclusive licensing rights to the InstaCool chilling system in both the EU and the PRC.

NorPac is the owner of the InstaCool technology, a unique proprietary patented technology that can be utilized with any aluminum soft drink, beer, juice or water container to chill the beverage quickly when opened by the consumer.

/s/ John Boschert	/s/ Bruce Leitch

John Boschert	Bruce Leitch
For Balsam Ventures, Inc.	For NorPac Technologies, Inc.

For more information please call NorPac Technologies, Inc. at (604) 688-8619.

This Press Release may contain forward looking statements in addition to historical information. These forward looking statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause actual results to be materially different from those described in the forward looking statements. In particular, there are no assurances that Balsam will be successful in marketing Norpac’s proprietary technology to beverage producers and brand owners in the EU and the PRC. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release and are advised to carefully review the reports and documents filed by Balsam and NorPac from time to time with the Securities and Exchange Commission, particularly their annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.